MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

PENNSYLVANIA MUNICIPAL BOND FUND

SERIES #4

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
9/27/2004	Puerto Rico Commonwealth 5% 7/1/34	1,875,000	440,460,000	JBS Financial Services Goldman Citigroup Global Markets Morgan Stanley JP Morgan Raymond James & Associates Lehman Brothers Banc of America Ramirez & Co. Wachovia Bank Merrill Lynch